Exhibit 4(a)

WAL-MART STORES, INC.

Series Terms Certificate

Pursuant to Section 3.01 of the Indenture

Pursuant to Section 3.01 of the Indenture, dated as of December 11, 2002 (the “Indenture”), made between Wal-Mart Stores, Inc., a Delaware corporation (the “Company”) and J.P. Morgan Trust Company, National Association, as successor in interest to Bank One Trust Company, National Association, as Trustee (the “Trustee”), Joseph J. Fitzsimmons, Senior Vice President of Finance and Treasurer of the Company, hereby certifies as follows, and Anthony D. George, Assistant General Counsel, Finance and Assistant Secretary of the Company, attests to the following certification. Any capitalized term used herein shall have the definition ascribed to that term as set forth in the Indenture unless otherwise defined herein.

A. This certificate is a Series Terms Certificate contemplated by Section 3.01 of the Indenture and is being executed to evidence the establishment and approval of the terms and conditions of the Series that was established pursuant to Section 3.01 of the Indenture by means of a Unanimous Written Consent of the Executive Committee of the Board of Directors of the Company, dated as of February 10, 2004 (the “Original Series Consent”), which Series is designated as the “4.125% Notes Due 2011” (the “2011 Series”), by Joseph J. Fitzsimmons, Senior Vice President of Finance and Treasurer of the Company, pursuant to the grant of authority under the terms of the Original Series Consent.

B. Each of the undersigned has read the Indenture, including the provisions of Sections 1.02 and 3.01 and the definitions relating thereto, and the resolutions adopted in the Original Series Consent. In the opinion of the undersigned, the undersigned have made such examination or investigation as is necessary to enable the undersigned to express an informed opinion as to whether or not all conditions precedent provided for in the Indenture relating to the execution and delivery by the Trustee of the Indenture, to the creation, establishment and approval of the title, the form and the terms of a Series under the Indenture, and to the authentication and delivery by the Trustee of promissory notes of a Series, have been complied with. In the opinion of the undersigned, (i) all such conditions precedent have been complied with and (ii) there are no Events of Default (as defined in the Indenture), or events which, with the passage of time, would become an Event of Default under the Indenture.

C. Pursuant to the Original Series Consent, the Company is authorized to issue $1,250,000,000 aggregate principal amount of promissory notes of the 2011 Series (the “Initial Notes”). A copy of the Original Series Consent is attached hereto as Annex A. Any promissory notes that the Company issues that are a part of the 2011 Series (the “Notes”) shall be represented by one or more global securities substantially in the form attached hereto as Annex B (the “Form of Note”).

D. Pursuant to Section 3.01 of the Indenture, the terms and conditions of the 2011 Series and the promissory notes forming a part of the 2011 Series, including the Notes, are established and approved to be the following:

1.	Designation:

The Series established by the Original Series Consent is designated as the “4.125% Notes Due 2011.”

2.	Aggregate Principal Amount:

The 2011 Series is not limited as to the aggregate principal amount of all the promissory notes of the 2011 Series that the Company may issue. The Company is issuing the Initial Notes, which have an aggregate original principal amount of $1,250,000,000.

3.	Maturity:

Final maturity of the Notes of the 2011 Series will be February 15, 2011.

4.	Interest:

a.	Rate

The Notes will bear interest at the per annum rate of 4.125%, which interest shall commence accruing from and including February 18, 2004. Additional Amounts (as defined in Section 4(a) of the Form of Note), if any, will also be payable on the Notes.

b.	Payment Dates

Interest will be payable on the Notes semi-annually in arrears on February 15 and August 15 of each year, beginning on August 15, 2004, to the person or persons in whose name or names the Notes are registered at the close of business on the preceding February 1 or August 1, as the case may be. Interest on the Notes will be computed on the basis of a 360-day year of twelve 30-day months.

5.	Currency of Payment:

The principal and interest payable with respect to the Notes shall be payable in United States dollars.

6.	Payment Places:

All payments of principal of and interest on the Notes will be made to The Depository Trust Company so long as the Notes are in global form, otherwise payment shall be made at the office or agency of the Company in the Borough of Manhattan, The City of New York.

7.	Optional Redemption Features:

The Company may redeem the Notes upon the occurrence of certain tax events pursuant to Section 4(b) of the Form of Note.

There is no sinking fund with respect to the Notes.

8.	Special Redemption Features, etc.:

None.

9.	Denominations:

$2,000 and integral multiples of $1,000 for the Notes.

10.	Principal Repayment:

100% of the principal amount of each Note.

11.	Registrar and Paying Agent:

J.P. Morgan Trust Company, National Association will be the registrar and paying agent for the Notes.

12.	Defeasance:

Sections 11.02, 11.03 and 11.04 of the Indenture apply to the Notes.

13.	Payment of Additional Amounts:

The Company shall pay additional amounts as set forth under Section 4 of the Form of Notes.

14.	Book-Entry Procedures:

The Notes shall be issued in the form of global Notes registered in the name of CEDE & Co. as nominee of The Depository Trust Company and will be issued in certificated form only in limited circumstances, in each case, as set forth under Sections 11 and 12 of the Form of Notes.

15.	Other Terms:

Sections 2, 3, 8, 9, 10, 11, 12, 13, 14, 15, 16 and 17 of the Form of Note attached hereto as Annex B shall also apply to the Notes.

The Notes will not have any terms or conditions of the type contemplated by clause (iii), (vi), (vii), (xii), (xiii), (xiv), (xv), (xvi) (xvii), or (xx) of Section 3.01 of the Indenture.

E. The Notes will be issued pursuant to and governed by the Indenture. To the extent that the Indenture’s terms apply to the Notes specifically or apply to the terms of all Securities of all Series established pursuant to and governed by the Indenture, such terms shall apply to the Notes.

IN WITNESS WHEREOF, the undersigned has hereunto executed this Certificate as of February 10, 2004.

/s/ Joseph J. Fitzsimmons

Joseph J. Fitzsimmons
Senior Vice President of Finance and Treasurer

ATTEST:

/s/ Anthony D. George

Anthony D. George
Assistant General Counsel, Finance and Assistant Secretary